Exhibit 99.2

Media Contacts:

Alison von Puschendorf

Dealertrack Technologies

(877) 327-8422 x7366

alison.vonpuschendorf@dealertrack.com

Dealertrack Completes Sale of Inventory+ Business to DealerSocket

Lake Success, N.Y, October 1, 2015 – Dealertrack Technologies (Nasdaq: TRAK) today announced that it has completed the sale of its Inventory+ business to DealerSocket, Inc. in an all-cash transaction for approximately $55 million.

Under the terms of the deal, the divested Inventory+ assets include the AAX product in the U.S. and Canada, as well as eCarlist websites. In addition, approximately 200 employees transition to DealerSocket with this sale.

The agreement to divest the Inventory+ business was announced on August 20, 2015. For the full announcement press release, click here for the Dealertrack Press Room.

About Dealertrack

Dealertrack, headquartered in Lake Success, N.Y., delivers integrated digital solutions designed to enhance the efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, vehicle manufacturers, third-party retailers, agents and aftermarket providers. From bridging the gap between the online and in-store experience to developing industry leading innovations, Dealertrack is transforming automotive retailing through its comprehensive award-winning solution set, including Dealer Management System (DMS), Fixed Operations, Sales and F&I, Digital Marketing, CRM and Registration and Titling solutions.

Safe Harbor for Forward-Looking and Cautionary Statements

Statements in this press release regarding the benefits of Dealertrack's solutions, any conclusions or statements based thereon and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dealertrack Technologies to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Factors that might cause such a difference include the performance and acceptance of the Dealertrack solutions, the performance of Dealertrack's third-party partners, and other risks listed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ending December 31, 2014 and our Quarterly Reports on Form 10-Q. These filings can be found on Dealertrack Technologies' website at www.dealertrack.com and the SEC's website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Dealertrack Technologies disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.